SECTION 906 CEO AND CFO CERTIFICATION
Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

The undersigned certify, pursuant to 18 U.S.C. Section 1350 as adopted by Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1.)

the Quarterly Report on 10-QSB of Clear Choice Financial, Inc.. (the “Company”) for the quarterly period ended September 30, 2006 (“the Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2.)	the information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Clear Choice Financial, Inc.

Date: November 21, 2006	By:	/s/ Chad Mooney

Chad Mooney
President and Chief Executive Officer

Date: November 21, 2006	By:	/s/ Darren R. Dierich

Darren R. Dierich
Chief Financial Officer